Exhibit 99c.doc

Press Release

INTREPID CLOSES $7.6 MILLION BOND FINANCING TRANSACTION

IDAHO FALLS, Idaho, November 8, 2006 -- Intrepid Technology and Resources, Inc. (OTC Bulletin Board: IESV - News), a renewable alternate energy company has closed on a 7.64 million dollar tax exempt bond financing package to expand and complete construction of their two bio-gas plants in southern Idaho.

Completion of the financing will now allow Intrepid to rapidly accomplish the expansion of the Whiteside facility and finish the Westpoint bio-gas plants.

Intrepid expects the Whitesides plant to be back in full expanded production by the 1st quarter of 2007 and the Westpoint plant, which when completed will be the largest operating biogas plant in the United States, to start producing in the 2nd quarter of 2007. Revenues from the two plants, including fiber sales, carbon emission credits and green gas sales could put Intrepid on a cash flow positive course by the end of 2007 without additional plants.

Intrepid believes that they have now demonstrated a replicable financial model that can be utilized in nearly every location in the US where large animal operations exist to build biogas plants that are wholly or partially owned by the company. Intrepid will concentrate their efforts over the next two quarters in bringing the two plants into full production. Thereafter Intrepid expects to rapidly ramp up its sales and marketing activities and now with the addition of demonstrated financing expects additional plants will commence in 2007.

Intrepid’s Chief Executive Officer Dr. Dennis Keiser: “Completion of our financing package will now allow Intrepid to become the premier producer, marketer and distributor of Green Gas in the United States. Alternative fuel sources accompanied with their positive environmental impact are continuing to be a major part of energy self reliance in our country and thorough the World.”

“Financing our plants was the final piece that we needed to put in place. We have demonstrated the technology works, the market for solid waste reduction and energy production is enormous and over the previous 18 months we have solidified sound processes and procedures that now will allow us to grow at rapid pace. I now believe that, should we choose this financing model or other options, we have proven that future projects can, indeed, be financed.”

About Intrepid Technology and Resources, Inc.: We are an application innovator in Alternative Energy technology and production and of biogas products and services designed to assist in worldwide energy independence, reduce pollution and carbon emissions from renewable agriculture feedstock and industrial and agriculture waste materials.

Statements released by Intrepid Technology and Resources, Inc. that are not purely historical are forward-looking within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the company's expectations, hopes, intentions, and strategies for the future. Investors are cautioned that forward-looking statements involve risk and uncertainties that may affect the company's business prospects and performance. The company's actual results could differ materially from those in such forward-looking statements. Risk factors include but are not limited to general economic, competitive, governmental, and technological factors as discussed in the company's filings with the SEC on Forms 10-K, 10-Q, and 8-K. The company does not undertake any responsibility to update the forward-looking statements contained in this release.

For additional information contact,

Steve Ellis (208-529-5337) sellis@intrepid21.com
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Source: Intrepid Technology and Resources, Inc.